Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and Chief Financial	First Vice President and
Officer	Director of Investor Relations
662/680-2000	662/680-2475

BancorpSouth Announces Closing of $115 Million Public Offering of Common Stock

TUPELO, Miss., January 24, 2012/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) (the “Company”) today announced the closing of an underwritten public offering of 10,952,381 shares of its common stock at a price to the public of $10.50 per share. The gross proceeds from the offering, before expenses, were $109.3 million.

The proceeds from the offering will be used by the Company for general corporate purposes, including to maintain certain capital levels and liquidity at the Company, potentially provide equity capital to BancorpSouth Bank, fund growth either organically or through acquisition of other financial institutions, insurance agencies, or other businesses that are closely aligned to the operations of the Company, and fund investments in its subsidiaries.

Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated acted as the joint book-running managers in the offering. Stephens Inc., Keefe, Bruyette & Woods, and Sandler O’Neill + Partners, L.P. served as co-managers for the offering.

The shares were issued pursuant to an effective registration statement that was previously filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering was filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: (866) 718-1649 and Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, Maryland 21202, telephone: (443) 224-1988.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About BancorpSouth

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc.,

- MORE -

Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

is a financial holding company.

BXS Announces Closing of $115 Million Public Offering of Common Stock

January 24, 2012

operates 286 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause BancorpSouth’s actual results to differ materially from those expressed in such forward-looking statements is included in BancorpSouth’s filings with the Securities and Exchange Commission, including the prospectus supplement relating to this offering, its Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

- END -